SERVICES AGREEMENT

          THIS SERVICES AGREEMENT (this "Agreement") is dated as of ____, 2005 (the "Effective Date"), between ALLEGHENY ENERGY SERVICE CORPORATION, a Maryland corporation ("Contractor") and Mountaineer Gas Company, a West Virginia corporation ("Company"; which, together with Contractor are referred to individually as "Party" or collectively as "Parties"). For all purposes of this Agreement, unless the context otherwise requires, except as otherwise defined herein, all capitalized terms used in this Agreement (including the Recitals) shall have the meanings set forth in Exhibit "A" attached hereto and the rules of construction and interpretation for this Agreement shall be as set forth in Exhibit "A" hereto.

                                    RECITALS

          WHEREAS, pursuant to the terms of that certain Acquisition Agreement dated August 4, 2004 between Monongahela Power Company and Mountaineer Gas Holdings Limited Partnership ("Acquisition Agreement"), Mountaineer Gas Holdings Limited Partnership purchased all of the equity in the Company from an affiliate of Contractor;

          WHEREAS, the Contractor provided certain specific services relating to the Gas System to the Company prior to the Effective Date;

          WHEREAS, the Parties finther recognize that it is necessary and desirable for the Company to receive such services from the Contractor for a transitional period, following the Effective Date; and

          WHEREAS, Contractor is willing to provide such support services and transitional services to Company.

          NOW, THEREFORE, in consideration of the premises and the covenants and mutual agreements contained herein, the Parties agree as follows:

1.   Scope of Services and Work

     (a) Contractor shall perform for Company the Services included in the scope of the Services as specified in Exhibit "A", and such other services as the Parties may agree in writing to be provided by Contractor under the terms of this Agreement, in accordance with Good Utility Practices.

     (b)  Subject to Section 14, the Services to be provided hereunder shall be
                     -------
          under the direction and control of, and at the discretion of, Company, unless otherwise indicated in this Agreement.

     (c) Contractor will arrange and assign any personnel necessary to accomplish the Services under this Agreement. Such personnel shall be qualified and



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     either experienced or properly trained to perform the Services to which they are assigned in accordance with Good Utility Practices.

2.   Term of Agreement

     (a) The initial term of this Agreement shall commence on the Effective Date and expire on the date that the last of the Services is terminated (the "Agreement Expiration Date") in accordance with this Agreement.

     (b) The Contractor's commitment to provide the Transition Services (other than the Cash Processing services described in Exhibit "A") terminates at the close of business on the date that is twelve (12) calendar months after the Effective Date, unless earlier tenninated in accordance with this Agreement. The Contractor's commitment to provide the Cash Processing services described in Exhibit "A" and which are provided as part of the Transition Services, shall terminate as of the close of business on (i) the date which is sixty (60) days after the Effective Date provided that the Effective Date occurs on the first day of a calendar month, or (ii) the date which is sixty (60) days after the first day of the first calendar month following the Effective Date if the Effective Date does not occur on the first day of a calendar month.

     (c) The Contractor's commitment to provide the Contract Services, or any portion thereof, shall continue for an initial tenn of one (1) year from the Effective Date, and shall thereafter continue for succeeding one (1) year terms in perpetuity unless earlier terminated by either Party by written notice to the other Party, as herein provided. Commencing on the date that is six (6) months after the Effective Date, either Party shall have the right to give written notice of termination with regard to the Contract Services, provided such notice of termination shall not be effective until (i) in the case of the Contractor, at least twelve (12) months after the date such notice is delivered to the Company, and (ii) in the case of the Company, at least six (6) months after the date such notice is delivered to the Contractor.

     (d) Subject to Section 24, upon the proper termination of this Agreement, both Parties will be released from all obligations hereunder.

3.   Price; Annual Services Budget

     (a) Each month Company shall pay to the Contractor the amount calculated in accordance with of Exhibit "B" for the Services performed during such month.

     (b) At least one hundred fifty (150) days prior to the second anniversary date of the Effective Date and at least one hundred fifty (150) days prior to each anniversary thereafter that this Agreement is in effect, Contractor shall submit to the Company a proposed budget for the Contract Services to be provided hereunder (the "Annual Services Budget") for the year following such anniversary in substantially the form of Exhibit "C" or in form and substance reasonably acceptable to the Company. Each Annual Services Budget from year to year shall be based on the same format and shall provide sufficient detail to permit a meaningful comparison to previous years. The Annual Services Budget for the Services to be provided during the twelve (12) month period commencing on the Effective Date is attached hereto as Exhibit "C", and the Parties agree that the budgeted amount for the Contract Services for the first 12-month period, shall be continued for the second 12- month period (subject to escalation as of the first day of January of each contract year, as herein provided), and thereafter Contractor shall submit a new proposed budget for the Contract Services, for each subsequent renewal term, as herein provided.

     (c) The Company shall promptly review Contractor's proposed Annual Services Budget for Contract Services (commencing with the Annual Services Budget to be delivered at least 150 days prior to the second anniversary of the Effective Date) and may, by written notice, request changes, additions, deletions and modifications. The Company and Contractor will then meet and respectively use their commercially reasonable best efforts to agree upon a final Annual Services Budget for Contract Services no later than ninety (90) days prior to the start of each renewal term, as applicable. If, by the start of any renewal term (other than the first renewal term), the Parties are unable to reach agreement concerning any portion of the Annual Services Budget for the following year, the portion of the Annual Services Budget for such year which is in dispute shall be resolved by using the lesser of (i) the amount proposed by Contractor for such disputed portion or (ii) one hundred and fifteen percent (115%) of the portion of the prior year's Annual Services Budget for such item in dispute, unless otherwise mutually agreed (and provided that in no event shall the cumulative effect of using amounts determined by (i) or (ii) above for disputed budget portions increase the aggregate amount of the Annual Services Budget for such year by more than 5% of the escalated aggregate amount of the previous year's Annual Services Budget), until such time as the dispute is resolved. Any disputes under this Section 3(c) shall, if unresolved pursuant to the provisions of Section 20(a) below, be subject to the dispute resolution procedures provided in Section 20(b) below. Subject to any items in dispute, such final Annual Services Budget shall remain in effect throughout the applicable twelve-month period, subject to such other updating, revision and amendment as may be proposed by either Party and consented to in writing by the other Party.

     (d) Contractor shall use commercially reasonable efforts not to incur, or cause to be incurred, any costs in connection with the performance of the Services that will cause the Annual Services Budget to be exceeded during any 12-month period. If at any time during the performance of the

          Services, Contractor believes that actual expenses or costs will exceed the aggregate amount of the Annual Services Budget during the applicable 12-month period, Contractor shall notify Company of such belief within ten (10) days of forming such belief and shall promptly meet with Company to mutually agree upon future expenditures pursuant to this Agreement. Until such time as Contractor and Company shall mutually agree upon future expenditures, Contractor shall continue to perform the Services according to the terms of the Agreement, provided that (i) if (A) the Contractor's annual costs in respect of any line item in the Annual Services Budget (as same may be escalated as of January 1 of each year, as herein provided) are exceeded by 5% or less and (B) the Contractor's aggregate annual costs do not exceed the Annual Services Budget, as escalated, then Contractor shall be paid such excess costs, and (ii) if either (A) the Contractor's costs in respect of any line item in the Annual Services Budget, as escalated, are exceeded by more than 5% or (B) the Contractor's aggregate annual costs exceed the Annual Services Budget, as escalated, then for those annual line item costs in excess of 5% or annual costs exceeding the escalated Annual Services Budget, Contractor shall not be entitled to additional compensation for such performance. Notwithstanding the foregoing, each Annual Services Budget shall be based on the agreed scope of the Services in Exhibit "A", as such scope may be increased by mutual agreement of the Parties or decreased by either mutual agreement or Company's election to terminate certain Transition Services under Section 3.0 of Exhibit "B", and to the extent that Contractor is required to perform additional services that are in excess of the scope of the Services in Exhibit "A" (as amended in writing), then Contractor may at any time request to change, increase or modify an existing Annual Services Budget. Any such requested increases in the budget shall be granted if the additional costs that are the subject of the increase in the budget are material, and to the extent that Contractor can reasonably demonstrate that such additional costs were caused by or resulting from:

          (i) changes to the scope of the Services requested by the Company or work or services requested by the Company that is outside the scope of the Services in Exhibit "A" (as amended);

          (ii) actions or omissions of the Company which result in work or services from Contractor that are outside the scope of the Services in Exhibit "A" (as amended), and to the extent such additional work or services were not caused by the actions or omissions of Contractor; and

          (iii) any Force Majeure Events or changes in any of the Applicable
                Laws.

     (e) To the extent that Contractor believes that any service requested by Company is outside the scope of the Services in Exhibit "A" (as amended) and/or will result in a requested modification to an Annual Services Budget in accordance with Section 3(d) above, Contractor shall notify Company of such belief within ten (10) days of forming such belief and shall promptly meet with Company to mutually agree upon the impact of such requested services, or other change, on the Annual Services Budget. Until such time as Contractor and Company shall mutually agree in writing upon the impact, if any, of any change resulting from a circumstance described by Section 3(d)(y)(i) above, Contractor shall not be obligated to initiate or perform such change. The Company may, however, direct Contractor to perform additional or altered Services resulting from a circumstance described by Section 3(d)(y)(ii) or Section 3(d)(y)(iii) above notwithstanding a dispute between the Parties regarding the appropriate impact of such circumstances, and the Contractor shall perform such additional or altered Services pending the resolution of such dispute. When Contractor and Company mutually agree on any change to the scope of the Services, future expenditures in a proposed budget or modifications to an existing Annual Services Budget, that agreement shall be confirmed in writing, and such changes shall then be part of this Agreement and/or the Annual Services Budget, as appropriate. With regard to the Technology Services described in Exhibit "A", the Parties have agreed upon the maximum number of man-hours that should be required for the basic form of data transfer and transition of the Technology
          Systems to the Company, as currently contemplated by the Annual Services Budget attached as Exhibit "C". Should more man-hours be required, Contractor shall notify Company in writing and same shall be deemed outside the scope of the Services in Exhibit "A" and will entitle Contractor to modify the Annual Services Budget, as herein provided. Contractor shall, in any event, take all commercially reasonable steps to mitigate any costs resulting from the performance of services in addition to or in excess of the scope of the Services in Exhibit "A". Disputes between the Parties arising under Sections 3(d) and 3(e) shall, if unresolved pursuant to the dispute resolution provisions of Section 20(a) below, be resolved pursuant to the dispute resolution provisions in Section 20(b) below.

4.   Terms of Payment

     (a) Contractor shall submit monthly invoices to Company by the fifteenth 15th day of the subsequent calendar month, and Company shall pay Contractor not later than the tenth 10th day following the receipt of such invoice. The rate of interest on any amount not paid when due shall be equal to the Interest Rate in effect at the time such amount became due, except for any unpaid amounts that are disputed in good faith, which shall accrue interest as provided in Section 4(b) below. Interest on delinquent amounts shall be calculated from the due date until the date of payment.

          When payments are made by a Party by mail, invoices shall be considered as having been paid on the date of receipt of proper payment by check or other means by the other Party.

     (b) In the event a portion of any invoice by Contractor is in dispute, the undisputed amount shall be paid by Company when due, and the disputed portion of the invoice, at Company's option, shall either be paid to Contractor or retained by the Company, provided that (i) any dispute over amounts retained by Company shall, if unresolved pursuant to the dispute resolution provisions in Section 20(a) below, be subject to the fast-track dispute resolution proceedings in Section 20(b), and the Company shall diligently and in good-faith be pursuing such proceedings to resolution in accordance with Section 20(b), and (ii) in no event shall Company have the right to retain in excess of one million, five hundred thousand dollars ($1,500,000) related to amounts in dispute. Should Company retain in excess of $1,500,000, same shall result in a material payment default by Company under Section 19(a)(i) of this Agreement, unless such excess amount in dispute shall be deposited with a Financial Institution to be designated by the Company, pursuant to the terrns of an escrow agreement (which escrow agreement shall be reasonably acceptable to both Parties and the Financial Institution) within thirty (30) days after the original due date of a payment from Company. The escrow agreement shall specify the fee payable to the Financial Institution to serve as escrow agent and other costs payable to the escrow agent, and shall contain investment instructions to the escrow agent, to invest the escrowed funds. The Company shall initially pay all of the out-of-pocket costs related to such escrow arrangement, provided that if Contractor does not prevail in any dispute resolution proceeding related to the escrowed funds (in whole or in part), then Contractor shall reimburse the Company for all, or its pro rata share (based upon the pro rata split of any award of the escrowed funds), of such out-of-pocket costs related to such escrow arrangement. When any such disputed amounts are released from escrow, the Party entitled to receive such escrowed amounts shall be entitled to receive the amount of interest accrued on the disputed portion of such invoice, if any (as such interest or other return may be earned, based on the approved investments made by the escrow agent), and if Contractor is the receiving Party, then any such interest paid shall be credited against the interest payable by Company on the withheld amounts, applying the Interest Rate, as herein provided.

5.   Standard of Care; Limited Warranty; Indemnification

     (a) Contractor's sole and exclusive standard of care for the performance for the Services shall be it's obligation to perform such Services in accordance with Good Utility Practices, consistent with any applicable statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other enactment or similar action of any applicable government authority with jurisdiction ("Applicable Laws") and, if applicable, in accordance with the standards, practices, methods and procedures employed by the Contractor in the provision of services to the Company prior to the Effective Date. THE PRECEDING IS CONTRACTOR'S AND ITS AFFILIATES'AND SUBCONTACTOR'S ONLY WARRANTY CONCERNING THE SERVICES AND ANY RESULTS, WORK PRODUCT OR PRODUCTS OBTAINED FOR THE COMPANY, AND IS MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, OR MERCHANTABILITY. COMPANY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE LEVEL OF COMPENSATION CONTRACTOR HAS AGREED TO ACCEPT IS PREDICATED ON THIS LIMITATION OF LIABILITY AND DISCLAIMER OF WARRANTIES. If Contractor breaches its duties or warranty under this Agreement, Company's exclusive remedies for such breach shall be, at Company's election and to the extent herein provided and to the extent such remedies are not overlapping, to (a) dispute any amounts invoiced for Services that do not conform with the standard of care herein provided, (b) receive renewed performance of the breached Service, at Contractor's experise, (c) receive a refund of the fees paid to Contractor by Company for the breached Service, (d) obtain indemnification as provided below, (e) obtain injunctive relief as set forth below and/or (f) hire a third party contractor to re-perform any Service not properly performed by Contractor at Contractor's expense, provided, however, that with respect to Company's remedies under this sub-section (f), (i) Company shall give Contractor 30 days notice before hiring any such third party contractor, (ii) Contractor shall have the opportunity to re-perform the improperly performed Service during such 30 day period, and (iii) Contractor's liability for the costs of any third party contractor hired to re-perform a Service pursuant to this Section 5(a) shall be limited to an amount equal to 200% of the amount that Contractor was paid or would have been paid to perform the Service to be re-performed, as reflected in a line item or otherwise included in the Annual Services Budget in respect of such Service, subject to the global cap on Contractor's liability in
          Section 5(b).

     (b) IN NO EVENT SHALL ANY CONTRACTOR PARTY BE LIABLE TO COMPANY FOR ANY CONSEQUENTIAL, INCIDENTAL, OR INDIRECT LOSSES, DAMAGES OR EXPENSES (INCLUDING, WITHOUT LIMITATION, LOST DATA, PROFITS, REVENUES OR SAVINGS) INCURRED BY COMPANY OR BY COMPANY TO ANY THIRD PARTY ARISING FROM THIS AGREEMENT OR ANY BREACH THEREOF OR BREACH OF WARRANTY OR ERROR IN THE PERFORMANCE OF THE SERVICES. EXCEPT TO THE EXTENT ANY SUCH LIABILITIES RESULT FROM THE DELIBERATE BREACH OF THE TERMS OF THIS AGREEMENT,


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

          ANY INDEMNIFICATION BY CONTRACTOR FOR A THIRD PARTY CLAIM OR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY ONE OR MORE OF THE CONTRACTOR PARTIES, COMPANY AGREES THAT CONTRACTOR'S AND ITS AFFILIATES'AGGREGATE LIABILITY FOR CLAIMS ARISING FROM SERVICES SHALL BE LIMITED TO THE AGGREGATE AMOUNT PAID BY COMPANY OR ITS AFFILIATES FOR THE SERVICES GIVING RISE TO THE CLAIMS DURING THE TWELVE-MONTH PERIOD PRECEDING SUCH CLAIM, PROVIDED THAT IF LESS THAN TWELVE MONTHS OF THE TERM OF THIS AGREEMENT HAVE TRANSPIRED PRIOR TO SUCH CLAIM, THEN THE BUDGETED AMOUNTS FOR THE NEXT SUCCEEDING MONTHS (TO AGGREGATE A TOTAL OF 12 MONTHS) SHALL BE AGGREGATED TO CALCULATE SUCH LIMIT. THIS LIMITATION SHALL APPLY IN JURISDICTIONS THAT DO NOT RECOGNIZE A DISCLAIMER OF LIABILITY FOR DAMAGES. COMPANY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE LEVEL OF COMPENSATION CONTRACTOR HAS AGREED TO ACCEPT IS PREDICATED ON THE EFFECTIVENESS OF THIS LIMITATION OF LIABILITY AND DISCLAIMER OF WARRANTIES.

     (c) IN NO EVENT SHALL ANY COMPANY PARTY BE LIABLE TO CONTRACTOR FOR ANY CONSEQUENTIAL, INCIDENTAL, OR INDIRECT LOSSES, DAMAGES OR EXPENSES (INCLUDING, WITHOUT LIMITATION, LOST DATA, PROFITS, REVENUES OR SAVINGS) INCURRED BY CONTRACTOR OR BY CONTRACTOR TO ANY THIRD PARTY ARISING FROM THIS AGREEMENT OR ANY BREACH THEREOF OR BREACH OF WARRANTY. EXCEPT TO THE EXTENT ANY SUCH LIABILITIES RESULT FROM NONPAYMENT BY COMPANY OF AMOUNTS DUE UNDER THIS AGREEMENT OR ANY OTHER DELIBERATE BREACH OF THE TERMS OF THIS AGREEMENT, ANY INDEMNIFICATION BY COMPANY FOR A THIRD PARTY CLAIM OR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY ONE OR MORE OF THE COMPANY PARTIES, CONTRACTOR AGREES THAT COMPANY'S AGGREGATE LIABILITY FOR CLAIMS ARISING UNDER THE TERMS OF THIS AGREEMENT SHALL BE LIMITED TO THE AGGREGATE AMOUNT PAID TO CONTRACTOR FOR THE SERVICES GIVING RISE TO THE CLAIM DURING THE TWELVE-MONTH PERIOD PRECEDING SUCH CLAIM, PROVIDED THAT IF LESS THAN TWELVE MONTHS OF THE TERM OF THIS AGREEMENT HAVE TRANSPIRED PRIOR TO SUCH CLAIM, THEN THE BUDGETED AMOUNTS FOR THE NEXT SUCCEEDING MONTHS (TO AGGREGATE A TOTAL OF 12 MONTHS) SHALL BE AGGREGATED TO CALCULATE SUCH LIMIT. THIS LIMITATION SHALL APPLY IN JURISDICTIONS THAT DO NOT RECOGNIZE A DISCLAIMER OF LIABILITY FOR

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          DAMAGES. CONTRACTOR UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THE
          LEVEL OF WARRANTIES AND PERFORMANCE THAT COMPANY HAS AGREED TO ACCEPT IS PREDICATED ON THE EFFECTIVENESS OF THIS LIMITATION OF LIABILITY.

     (d) Contractor agrees to protect, defend, indemnify, and hold harmless the Company Parties, at Contractor's sole cost and expense, from and against any and all claims, demands, actions, suits, causes of action, proceedings (including any investigations, litigation or inquiries) and, in connection therewith, all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever to third parties, including but not limited to employees of independent contractors, agents or representatives of the Company Parties, and governmental entities (collectively, "Company Indemnity Matters") to the extent arising out of (i) a breach of this Agreement by Contractor, (ii) gross negligence or willful misconduct of the Contractor Parties in the performance of the Services, whether by action or inaction, relating to this Agreement, and (iii) any employee benefit plans, programs, practices or arrangement in which Contractor, its Affiliates or any of their employees participated, after the Effective Date, EXCEPT TO THE EXTENT SUCH INDEMNITY MATTERS DIRECTLY RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ONE OR MORE OF THE COMPANY PARTIES.

     (e) Company agrees to protect, defend, indemnify, and hold harmless the Contractor Parties, at Company's sole cost and expense, from and against any and all claims, demands, actions, suits, causes of action, proceedings (including any investigations, litigation or inquiries) and, in connection therewith, all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever to third parties, including but not limited to employees of independent contractors, agents or representatives of the Contractor Parties, and governmental entities (collectively, "Contractor Indemnity Matters") to the extent arising out of (i) a breach of this Agreement by Company, (ii) gross negligence or willful misconduct of the Company Parties, whether by action or inaction, relating to this Agreement, and (iii) the operation following the Effective Date of any employee benefit plans, programs, practices or arrangement in which Company, its Affiliates or any of their employees participate, EXCEPT TO THE EXTENT SUCH INDEMNITY MATTERS DIRECTLY RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ONE OR MORE OF THE CONTRACTOR PARTIES.

6.   Conditions of Indemnification.

     (a) All claims for indemnification under this Agreement shall be asserted and resolved as follows in this Section 6.

     (b) A party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (i) notify the Party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to that claim (if any), an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of that claim) and the basis for the Indemnified Party's request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of that claim. Within fifteen (15) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indeninifying Party disputes its potential liability to the Indemnified Party under this Agreement with respect to that Third Party Claim or (ii) if the Indemnifying Party does not dispute its potential liability to the Indemnified Party with respect to that Third Party Claim, whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against that Third Party Claim.

     (c) If the Indemnifying Party does not dispute its potential liability to the Indemnified Party and notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, that Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 6(c), and the Indemnified Party will furnish the Indemnifying Party with all information in its possession with respect to that Third Party Claim and otherwise cooperate with the Indemnifying Party in the defense of that Third Party Claim; provided, however, that the Indemnifying Party shall not enter into any settlement with respect to any Third Party Claim that purports to limit the activities of, or otherwise restrict in any way, any Indemnified Party or any Affiliate of any Indemnified Party without the prior consent of that Indemnified Party (which consent may not be unreasonably withheld by the Indemnified Party). The Indemnified Party is hereby authorized, with the right to receive reimbursement of reasonable costs and expenses, including reasonable attorney's fees, incurred thereby from the

          Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem reasonably necessary or appropriate to protect its interests or those of the Indemnifying Party. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 6(c) and will bear its own costs and expenses with respect to that participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel with the right to reimbursement for the reasonable costs and expense, including reasonable attorney's fees, incurred thereby from the Indemnifying Party, and, on its written notification of that employment, the Indemnifying Party shall not have the right to assume or continue the defense of such action on behalf of the Indemnified Party.

     (d) If the Indemnifying Party (i) within the Election Period (A) disputes its potential liability to the Indemnified Party under Section 6(b),
          (B) elects not to defend the Indemnified Party pursuant to Section 6(b) or (C) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to
          Section 6(b) or (ii) elects to defend the Indemnified Party pursuant to Section 6(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under Section 6(b) and if that dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 6 or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses, including reasonable attorney's fees, of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 6, and the Indemnifying Party shall bear its own costs and expenses with respect to that participation.

     (e) Payments of all amounts owing by an Indemnifying Party pursuant to this Agreement relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of that Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of that Third Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement in respect of that Third Party Claim.

     (f) It is agreed with respect to any legal limitations now or hereafter in effect and affecting the validity or enforceability of the indemnification obligations under this Agreement, such legal limitations are made a part of the indemnification obligations and shall operate to amend the indemnification obligations to the minimum extent necessary to bring the provisions into conformity with the requirements of such limitations, and as so modified, the indemnification obligations shall continue in full force and effect.

7.   Representations and Warranties

     (a) Contractor represents and warrants to Company, as of the Effective Date and during the term of this Agreement, that:

          (i) Contractor is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is duly qualified to do business in and is in good standing in each other jurisdiction, including West Virginia, in which such qualification is necessary for the Contractor to perform the Services hereunder. Contractor has the corporate power and authority to execute and deliver this Agreement and perform its obligation hereunder.

          (ii) This Agreement constitutes the legal, valid and binding obligation of Contractor, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and (ii) general principles of equity.

          (iii) The execution, delivery and performance of this Agreement by Contractor has been duly authorized by all requisite action and will not violate or conflict with any provisions of any law, or any agreement or instrument to which it is a party or by which it, its property or assets may be bound or affected.

          (iv) Contractor is not in violation of any applicable laws or any judgment entered by any federal, state or local Government Entity which violations, individually or in the aggregate, would affect in any material respect Contractor's ability to perform its obligations under this Agreement.

          (v) Contractor is not a party or, to the best of Contractor's knowledge, threatened with, any legal, administrative, arbitral, investigatorial, or other proceeding or controversy that would materially and adversely affect Contractor's ability to perform its obligations under this Agreement.

          (vi) Contractor has (A) examined this Agreement thoroughly and has become familiar with its terms and (B) has the experience and qualifications necessary to perform the Services.

          (vii) Contractor is financially solvent, able to pay its debts as they mature and possessed of sufficient working capital to perform its obligations under this Agreement.

     (b) Company represents and warrants to the Contractor, as of the Effective Date and during the term of this Agreement, that:

          (i) Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of West Virginia and is duly qualified to do business in and is in good standing in each other jurisdiction, including West Virginia, in which such qualification is necessary for the Company to perform its obligations hereunder. Company has the corporate power and authority to execute and deliver this Agreement and perform its obligation hereunder.

          (ii) This Agreement constitutes the legal, valid and binding obligation of Company, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and (ii) general principles of equity.

          (iii) The execution, delivery and performance of this Agreement by Company has been duly authorized by all requisite action and will not violate or conflict with any provisions of any law, or any agreement or instrument to which it is a party or by which it, its property or assets may be bound or affected.

          (iv) Company is not in violation of any applicable laws or any judgment entered by any federal, state or local Government Entity which violations, individually or in the aggregate, would affect in any material respect Contractor's ability to perform its obligations under this Agreement.

          (v) Company is not a party or, to the best of Company's knowledge, threatened with, any legal, administrative, arbitral, investigatorial, or other proceeding or controversy that would materially and adversely affect Contractor's ability to perform its obligations under this Agreement.

          (vi) Company has examined this Agreement thoroughly and has become familiar with its terms.

8.   Force Majeure

     (a) If either Party is rendered unable, wholly or in part, by a Force Majeure Event, to carry out its obligations under this Agreement, then, during the continuance of such inability, the obligations of such Party shall be suspended to the extent such Party is rendered unable to carry out its obligations hereunder (the "Suspended Obligations"), and the other Party shall not be required to make any payments hereunder with respect to unperformed Suspended Obligations. The Party relying on a Force Majeure Event shall give written notice of such Force Majeure Event to the other Party as soon as practicable after such event occurs, but in any case before the later to occur of
          (i) 24 hours after Contractor is aware of the occurrence of such event, or (ii) the close of the next business day following Contractor's awareness of the occurrence of such event. Upon the conclusion of such Force Majeure Event, the Party heretofore relying on such Force Majeure Event shall, with all reasonable dispatch, take all necessary steps to resume the obligation previously suspended.

     (b) Any Party's obligation to make payments already owing shall not be suspended by a Force Majeure Event. Notwithstanding the provisions of this Section 8, no Party shall be relieved of liability for failure to perform its obligations hereunder to the extent that such failure is due to causes arising out of its own negligence. To the extent commercially reasonable, an affected Party shall attempt to mitigate the effects of any Force Majeure Event on the other Party. Further, to the extent that a remedy or a cure is within a Party's control and is available on commercially reasonable terms and conditions, then such Party shall not be relieved of liability for failure to perform its obligations hereunder to the extent due to its failure to rectify or cure such a Force Majeure Event, within a reasonable period of time, as applicable.

9.   Taxes

     Any amounts payable to Contractor by Company for the Services are exclusive of federal, state, county, municipal, or local property, license, sales, use, excise, stamp or similar tax with respect to the items covered hereby, and any future gross receipts tax with respect to the foregoing. If Contractor is required by Applicable Laws to pay or collect any tax or if any such taxes are assessed against Contractor, no matter when such assessment is made, then such amount of tax or taxes shall be paid by Company to Contractor in addition to the prices provided for herein; provided that Company shall have the right to contest such taxes and Contractor shall provide reasonable cooperation to Company in connection with any such contest. Notwithstanding the foregoing, the amounts payable by Company to Contractor shall not be grossed-up for any state or federal income taxes payable by Contractor.

10.  Company's Obligations

     In addition to Company's obligation to pay the contract price and all other sums when due under the terms of this Agreement, Company shall be obligated to perform the following in a reasonable manner, as not to hinder or delay Contractor in the performance of the Services:

     (a) Coordinate with Contractor in the drafting of specifications for the Services, as appropriate, including specifications for products, material and equipment. Such specifications shall be consistent with the general scope of the Services as provided in Exhibit "A", and shall be drafted in reasonable scope and detail to enable Contractor to perform the Services.

     (b) To the extent that a work site is owned or controlled by Company, provide a safe and proper work site for Contractor and its personnel, agents or subcontractors to perform the Services. The conditions at said work site shall at all times comply in with Applicable Laws.

     (c) Provide to Contractor and to its personnel, agents or subcontractors access to the Gas System, to the extent necessary to perform the Services in accordance with the Standards of Conduct.

     (d) Coordinate its operations of the Gas System with Contractor in order to schedule the Services to be provided by Contractor.

     (e) Provide to Contractor and its personnel, agents or subcontractors, all operational spare parts and any special equipment or special tools necessary to perform the Services as reasonably requested in advance by Contractor and then only to the extent reasonably available.

        None of the foregoing obligations of Company shall restrict Company's operational control of the Gas System, and subject to the limitations of the Standards of Conduct, Company shall have the right to delay or defer the performance of the Services, if, in the exercise of Company's reasonable discretion, Company believes that the Services will interfere with its operation of the Gas System. Notwithstanding the foregoing, to the extent that Contractor is hindered or delayed in the performance of the Services by Company's failure or delay to provide access or to perform any of its other obligations under this Agreement, Contractor may, subject to Section 19(c), immediately suspend the Services thereby affected for the period such Services are affected by such failure or delay. In no event shall Contractor be liable for any delay or non-performance, or the consequences of any delay or non-performance, arising out of any breach by Company of its obligations under this Agreement or resulting from Contractor's compliance with Company's directive to delay or not perform any of the Services, and, to the extent any costs and expenses are not payable under any other provision of this Agreement, Company shall be responsible for such costs and expenses that would not have otherwise been incurred by the Contractor but for such breach or directive by the Company, including, as applicable, any additional mobilization or re-mobilization costs on a cost-plus basis as provided in Exhibit "B", cancellation fees, rescheduling costs and other similar costs.

11.  Insurance

     Each Party agrees to procure and maintain insurance coverage with reputable insurers with an A.M. Best rating of A- VII or better in the kinds and amounts as set forth below:

     (a) Company agrees to maintain, at its own cost and expense, the following insurance coverages for the life of this Agreement in the manner and amounts, at a minimum, as set forth below:

          (i) Workers' compensation insurance in accordance with all applicable state law;

          (ii) Employer's liability insurance in the amount of One Million Dollars ($1,000,000) per accident;

          (iii) Commercial general liability and/or excess liability insurance in the amount of Twenty Five Million Dollars ($25,000,000) per occurrence; and

          (iv) Business Automobile liability insurance for all owned, non-owned and hired vehicles in the amount of Two Million Dollars ($2,000,000) each accident.

     (b) Contractor agrees to maintain, at its own cost and expense, and to require each of its subcontractors (to the extent herein provided) performing any work or services under this Agreement to maintain, the following insurance coverages for the life of this Agreement in the manner and amounts, at a minimum, as set forth below:

          (i) Workers' compensation insurance in accordance with all applicable state law;

          (ii) Employer's liability insurance in the amount of One Million Dollars ($1,000,000) per accident;

          (iii) Commercial general liability and/or excess liability insurance in the amount of Twenty Five Million Dollars ($25,000,000) per occurrence; and

          (iv) Business Automobile liability insurance for all owned, non-owned and hired vehicles in the amount of Two Million Dollars ($2,000,000) per each accident.

          Notwithstanding the foregoing, subcontractors shall only be required to maintain Business Automobile liability insurance for all owned, non-owned and hired vehicles in the amount of One Million Dollars ($ 1,000,000) per each accident, and to the extent that Contractor's insurance is available to cover excess liability, each of the subcontractors shall only be required to maintain commercial general liability and/or excess liability insurance in the amount of Three Million Dollars ($3,000,000) per occurrence.

     (c) Each Party may, at its option, be an approved self-insurer for all insurance to be provided; provided that (i) the rating in effect by S&P or Moody's for the long term senior unsecured non-credit enhanced debt of such Party is higher than both BB+ and Bal, respectively and
          (ii) the approval of the State of West Virginia may be required for the insurances required of Company in Section 1l(a). Each Party will maintain such Deductibles and/or retentions as applicable, as are maintained by other similarly situated companies engaged in a similar business. The Parties agree that all amounts of self-insurance, retentions and/or Deductibles are the responsibility of, and shall be borne by, the Party maintaining such insurance.

     (d) Except with respect to workman's compensation, employer's liability and permanent property insurance, the insurance to be procured and maintained shall name the other Party as an additional insured on the insurance procured pursuant to this Section 11.

     (e) To the extent permitted by applicable law, each Party hereby waives subrogation rights by the insurers in favor of the other Party and each of its assignees, affiliates, agents, officers, directors, employees, contractors, subcontractors, insurers or policy issuers, whether by endorsement or otherwise, in respect of any type of liability of any of the persons insured under any and all such policies listed above. To the extent that Company is not able to obtain a waiver of subrogation with regard to its permanent property insurance on its property, then Company shall secure substitute insurance for Contractor covering any loss to Company property caused by Contractor, its subcontractors and Affiliates.

     (f) IT IS UNDERSTOOD AND AGREED THAT THE INSURANCE REQUIREMENTS SET FORTH IN THIS SECTION SHALL IN NO WAY LIMIT EACH PARTIES' LIABILITY UNDER THIS AGREEMENT, NOR SHALL THEY BE CONSTRUED TO BE THE ULTIMATE TYPES AND AMOUNTS OF INSURANCE EACH

          PARTY SHOULD MAINTAIN TO ADEQUATELY COVER ITSELF FROM THE HAZARDS OF ITS OCCUPATION.

     (g) It is expressly agreed by each Party that any and all premiums, insurance taxes thereon in West Virginia, deductibles and/or any other charges due with respect to such policies of insurance shall be assumed by, for the account of, and at each Parties' respective sole risk.

     (h) Within fifteen (15) days of the Effective Date and thereafter when requested, in writing, but not more than once every twelve (12) months, during the term of this Agreement (including any renewals) each Party shall provide to the other Party properly executed and current certificates of insurance or evidence of approved self-insurance status with respect to all insurance required to be maintained by such Party under this Agreement. Certificates of insurance shall provide the following information:

          (i)   Name of insurance company, policy number and expiration date;

          (ii) The coverage maintained and the limits on each, including the amount of deductibles or retentions, which shall be for the account of the Party maintaining such policy; and

          (iii) The insurance company shall provide thirty (30) days prior written notice of cancellation to the certificate holder (ten
                (10) days for non-payment of premium).

     (i) Before permitting any Subcontractor to perform any Services, Contractor shall obtain a certificate of insurance from such Subcontractor evidencing that (i) such Subcontractor has obtained insurance in such amounts and against such risks as is required by
          Section 11(b) and that (ii) both Contractor and Company have been named as additional insureds on Subcontractors' liability coverage.

12.  Audit and Records

     Upon notice in writing to Contractor, Company will have the right, during normal business hours, to audit Contractor's accounts and records relating to costs charged to the account of Company for Services (which accounts shall be maintained in accordance with generally accepted accounting principles and Applicable Law) within the eighteen (18) month period following the date of invoice for such Services. Company will make reasonable efforts to conduct audits in a manner which will result in a minimum of inconvenience to Contractor. Contractor will bear no portion of such audit cost unless such audit reveals that the amount, if any, overcharged to the account of Company for Services during the eighteen (18) month period prior to the beginning date of such audit is more than One Hundred and Fifty Thousand Dollars ($150,000). In such case, Contractor shall reimburse Company for all out-of-pocket costs related to such audit. In all cases, Contractor shall, as applicable, (i) submit an invoice to Company for the amount undercharged, if any, which amount Company shall pay to Contractor not later than the twentieth (20th) day following the receipt of such invoice, or
(ii) reimburse Company for the amount overcharged, if any, within twenty (20) days after demand by Company. Contractor will not dispose of or destroy any records pertaining to Services prior to the expiration of the eighteen (18) month period following the date of invoice for such Services.

13.  Assignment

     (a) This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the respective Parties. This Agreement shall not be assigned, transferred or otherwise alienated by either Party without the other Party's prior written consent, which consent shall not unreasonably be withheld or delayed; provided that any assignee shall expressly assume the assignor's obligations hereunder and, unless expressly agreed to by the other Party, no assignment shall relieve the assignor of its obligations hereunder in the event its assignee fails to perform. Any attempted assignment, transfer or other alienation without such consent shall be void and not merely voidable.

     (b)  Notwithstanding the above:

          (i) Either Party may assign this Agreement to a bank or other Financial Institution as security for indebtedness, and the non-assigning Party will provide reasonable and customary cooperation with such assignment, provided that in the case of a financial assignment by Contractor, such assignment shall be limited to a pledge of Contractor's receivables under this Agreement, and any pledge or financial assignment covering more than Contractor's payment or income stream from this Agreement shall require the prior written consent of Company, not to be unreasonably withheld or delayed; and

          (ii) Either Party may assign this Agreement to any Affiliate of the assigning Party; provided that such Affiliate is of equal or greater financial strength of the assigning Party and such Affiliate expressly assumes the assignor's obligations hereunder, provided that in the event of an assigninent to an Affiliate of Contractor, such Affiliate shall reasonably demonstrate to Company that it possesses adequate skill and experience to perform the Services in accordance with this Agreement, and any approval by Company of such skill or experience by Contractor's Affiliate shall not be unreasonably withheld or delayed.

     (c) Contractor may elect to have any part of the Services performed by Subcontractors pursuant to written subcontracts between Contractor and such Subcontractors provided that the creation of any subcontract shall not relieve Contractor of any of its obligations under this Agreement and no Subcontractor is intended to be or shall be deemed a third party beneficiary of this Agreement. Only those subcontracts of Services that are unique to the Services in this Agreement (and not part of a broader subcontract, affecting all or substantially all of the other affected regulated utility Affiliates of Contractor, receiving similar services) shall require Company's prior written consent, which consent shall not unreasonably be withheld or delayed.

14.  Independent Contractor Relationship; Limitation of Contractor Authority

     (a) In the performance of the Services, Contractor shall be an independent contractor and shall be free to exercise its discretion and independent judgment as to the means, methods, techniques, sequences and procedures of the perfortnance of the Services provided. Nothing in this Agreement shall be deemed or construed by the Parties or any third-party as creating the relationship of principal and agent, employer and employee, partnership or joint venture between the Parties. No employee of either Contractor or Company who renders any Service shall be deemed or considered to be an employee of the other Party hereto as a result thereof.

     (b) Notwithstanding any other provision of this Agreement to the contrary, Contractor will not without prior written consent of the Company:

          (i) make, enter into, execute or otherwise approve any amendments, supplements or modifications to any contract or agreement on behalf of, or in the name of, Company;

          (ii) sell, lease, pledge, mortgage, convey, license, exchange or make any other transfer or disposition of any property or assets of Company, including any tangible personal property acquired by Contractor for Company under this Agreement;

          (iii) borrow any money on behalf of or in the name of Company, utilizing Company's property as security for any loans, obligating Company as guarantor, endorser, surety or accommodation party, or otherwise pledging the credit of Company in any way other than the incurring of trade accounts in the ordinary course of performing the Services;

          (iv) lend any money, or extend any credit, on Company's behalf or in Company's name, except for the extending of trade credit in the ordinary course of performing the Services;

          (v) take any discretionary actions under any other agreement to which Company is a party, including (i) exercising or waiving any remedy of Company or taking any non-routine action on behalf of Company in the event of a default or threatened default under any such agreement; (ii) assess or settle any claim for damages on behalf of Company; or (iii) assert or make any claim for indemnification or insurance coverage on behalf of Company under any such agreement; or

          (vi) settle, compromise, assign, pledge, transfer, release or consent to do the same, of any claim, suit, debt, demand or judgment against, or due from or by Company, or submitting any such claim, dispute, or controversy to arbitration or judicial process, or stipulate in respect thereof to a judgment or consent to do the same or take any such action with respect to a claim, suit, debt, demand or judgment against or due by Contractor if Contractor intends to seek reimbursement of such cost from Company.

15.  Amendments; Waivers

     The terms of this Agreement shall not be amended or modified, except in writing signed by both Parties. No provision hereof may be waived except in writing by the Party against whom enforcement of such waiver is sought.

16.  Headings

     The Section headings in this Agreement are included for reference only. They are not a part of this Agreement and shall not affect the interpretation and construction of this Agreement.

17.  Entire Agreement

     With respect to the subject matter hereof, this Agreement supersedes all previous representations, understandings, negotiations, and agreements, either written or oral, between the Parties or their representatives and constitutes the entire contract between the Parties. No part of any purchase order, request for proposal or other document issued by one Party in connection with the Services shall be binding upon the other Party or affect such other Party's rights or obligations hereunder unless this Agreement is amended to incorporate and include any provision of any such purchase order, request for proposal or other document issued by a Party in connection with the Services which amends or modifies a Party's rights or obligations under this Agreement, and such amendment is signed by a duly authorized representative of each Party.

18.  Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except for the provisions of such laws dealing with conflicts of law. This Agreement is intended for the benefit of the Parties and does not grant any rights to any third-parties unless otherwise specifically stated herein.

19.  Breach, Default and Remedy

     (a)  A breach of this Agreement ("Breach") shall include:

          (i)   The failure to pay any amount due hereunder;

          (ii) The failure to comply with any material term or condition of this Agreement, including any material breach of a representation, warranty or covenant made in this Agreement;

          (iii) If a Party: (i) becomes insolvent; (ii) files a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; (iii) has an involuntary petition in bankruptcy filed against it under any such law and such petition has not been dismissed within one hundred twenty (120) days; (iv) makes a general assignment for the benefit of its creditors; or (v) consents to the appointment of a receiver, trustee or liquidator;

          (iv) Assigninent of this Agreement in a manner inconsistent with the terms of Section 13; and

          (v) Failure of Company to provide access rights, or Company's attempt to revoke or terminate such access rights, as provided under this Agreement except to the extent that Company delays or defers the performance of the services because, in the reasonable exercise of Company's discretion, Company believes that the Services will interfere with its operation of the Gas System.

     (b) A default of this Agreement ("Default") shall occur upon the failure of a Party in Breach of this Agreement ("Breaching Party") to cure such Breach in accordance with this Section 19(b). Upon the occurrence of a Breach (other than a Breach described in Sections 19(a)(i) or 19(a)(iii) above), the non-Breaching Party, when it becomes aware of such Breach, shall give written of the Breach to the Breaching Party. Upon receiving such notice hereunder, the Breaching Party shall have thirty (30) days to cure such Breach. If a Breach is such that it cannot be cured within thirty (30) days and the Breaching Party is taking all steps as are reasonable and appropriate to cure such Breach then such period may be extended for an additional period not to exceed thirty (30) days. Except with respect to a Breach described in
          Section 19(a)(i) or 19(a)(iii) above, in the event the Breaching Party fails to cure the Breach within thirty (30) days of becoming aware thereof (as such period may be extended by the provisions of the previous sentence) the non-Breaching Party may (i) commence an action to require the Breaching Party to remedy such Breach and specifically perform its duties and obligations hereunder in accordance with the terms and conditions hereof and/or (ii) exercise such other rights and remedies as it may have in equity or at law (including, but not limited to, termination of this Agreement). Upon five (5) Business Days' prior notice to a Breaching Party of the occurrence of a Breach described in Section 19(a)(i) above and if such Breach is continuing, and immediately upon the occurrence of a Breach described in Section 19(a)(i); or Section 19(a)(iii), the non-Breaching Party may (x) commence an action to require the Breaching Party to remedy such Breach and perform its duties and obligations hereunder in accordance with the terms and conditions hereof and/or (y) exercise such other rights and remedies as it may have in equity or at law (including, but not limited to, termination of this Agreement).

     (c) In the event of any Default by either Party, pending any termination of this Agreement by the non-defaulting Party, the Parties shall continue to operate and maintain, as applicable, the Gas System in a safe and reliable manner. Further, upon a tennination of this Agreement by Contractor, Contractor may continue to provide such minimal Services for the Gas System as Contractor and Company agree are necessary to maintain the safe and reliable operation of the Gas System until such time as Company (i) elects to self-provide such services, (ii) contracts for such services with a third party, or
          (iii) advises Contractor in writing that such Services are otherwise no longer required. In such event, notwithstanding the termination of this Agreement, Company shall be liable to pay all of Contractor's costs and other expenses in providing such minimal services in accordance with Exhibit "B" and the provisions of Section 6 shall survive and apply to such Services.

20.  Dispute Resolution

     (a) In the event a dispute arises between Company and Contractor regarding the application or interpretation of, or in any way relating to, this Agreement, the Parties agree to attempt to resolve all disputes arising hereunder promptly and in a good faith manner. If the Parties shall have failed to resolve the dispute within the ten (10) days after any written notice of the dispute has been sent to a Party, then either Party may elect to refer the dispute to the respective senior management of the Parties by notice in writing to the other Party, and the respective senior officers of the Parties shall meet within the five (5) Business Days after the date of the receipt of the notice, to resolve the dispute. If the dispute remains unresolved within three
          (3) Business Days after such a meeting has commenced (or within ten
          (10) days after the date of the letter referring the matter to senior management, whichever comes sooner), then either Party may at any time thereafter seek resolution of the dispute in accordance with the provisions of Sections 20(a), 20(b) or 20(d) below as applicable.

     (b) Within five days following the Effective Date, the Parties shall agree on three engineers and three independent accountants to be identified on

          Exhibit D hereto. If, as of the date which is five days following the Effective Date, the Parties are unable to agree on such engineers and accountants, either Party may request the AAA to prepare a list of three unbiased, neutral individuals who are qualified to act as the Third Party Engineer and three unbiased, neutral individuals who are qualified to act as the Third Party Accountant who shall, in each case, be identified on Exhibit D hereto. If the Parties agree in writing that any dispute hereunder involves technical issues or if a dispute arises under Sections 3(d) or 3(e) above, then the Parties shall submit such dispute to arbitration by a single independent engineer chosen from the three engineers identified in Exhibit D hereto (the "Third Party Engineer") and if the Parties agree that any dispute hereunder involves financial issues or if a dispute arises under Section 4(b) above, then the Parties shall submit such dispute to arbitration by a single independent accountant chosen from the three accountants identified in Exhibit D hereto (the "Third Party Accountant") in each case for resolution in an expedited manner pursuant to the Expedited Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA") then in effect, except as modified herein.. If, at the time a dispute arises, the Third Party Engineer or Third Party Accountant is not available to sit as an arbitrator, either Party may request the AAA to prepare a list of five
          (5) unbiased, neutral individuals who are qualified to act as the Third Party Engineer or Third Party Accountant, as applicable, within five (5) Business Days after receipt of such request and an arbitrator shall be appointed from such list in accordance with the Rules. The Parties intend that the Third Party Engineer or Third Party Accountant, as applicable, shall render a written determination on the matter in dispute to each of the Parties as soon as practicable, but no later than thirty (30) days after the Third Party Engineer or Third Party Accountant's acceptance of the appointment. The time period for rendering the decision may be extended by the consent of the Parties or by the Third Party Engineer or Third Party Accountant for good cause shown. The decision of the Third-Party Engineer or Third Party Accountant shall be final and binding on the Parties and may be entered and enforced in any court having jurisdiction. Contractor and Company shall each bear one-half (1/2) of the fees and expenses of the arbitrator and the AAA for any technical dispute resolution under this Section.

     (c) Notwithstanding the foregoing provisions of this Section 20, except with respect to disputes arising under Sections 3(d), 3(e) and 4(b), neither Party shall be precluded hereby from at any time seeking from the courts as provided in Section 20(d) herein, temporary provisional or equitable remedies, including without limitation, temporary restraining orders and preliminary or permanent injunctions, and none of the time periods in this Section 20 shall be deemed an impediment to immediately initiate an action seeking equitable remedies. Either Party may seek temporary equitable relief, in its sole discretion, and any petitions for equitable relief under this Agreement shall be deemed ripe for judicial intervention.

     (d) Subject to sections 20(a)-(c) herein, each Party unconditionally and irrevocably agrees to submit to the exclusive jurisdiction of the state and federal courts located in New York, New York (the "New York Courts") for the purpose of any proceedings arising out of or relating to this Agreement, except that an interim or final arbitral award or an interim or final judgment obtained from any New York Court may be enforced in any court having jurisdiction over a Party or its assets. Each Party unconditionally and irrevocably waives any objections which they may have now or in the future to the jurisdiction of the New York Courts including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

21.  Notices

     All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt by: hand delivery (which shall not include delivery by the U.S. Mail); certified or registered U.S. Mail, return receipt requested; telecopy transmission with electronic confirmation of receipt or delivery; or e-mail transmission with electronic confirmation of receipt or delivery:

     (a)  If to Contractor, to:



               with a copy to, which will not constitute notice:

     (b)  If to Company, to:

     Such names and addresses may be changed by written notice as provided in this Section to each person listed above.

22.  Confidentiality

     (a) Each Party will hold in confidence any and all information obtained from the other Party ("Confidential Information") as provided in this
          Section 22 unless (i) subject to Section 22(d), such Party is compel-led to disclose such information by judicial or administrative pro-cess, Applicable Law or as otherwise provided for in this Agreement, or (ii) to meet obligations imposed by a governmental authority. Information required to be disclosed under (a)(i) or (a)(ii) above, does not, by itself, cause any information provided by a Party to the other Party to lose its confidentiality. To the extent it is necessary for either Party to release or disclose Confidential Information to a third party in order to perform that Party's obligations herein, such Party shall advise said third party of the confidentiality provisions of this Agreement and use its best efforts to require said third party to agree in writing to comply with such provisions. A Party may dis-close Confidential Information to its Affiliates, contractors and subcontractors performing any obligations under this Agreement on behalf of such Party, provided that such Affiliates, contractors or subcontractors agree to be bound by the confidentiality provisions of this Agreement.

     (b) During the term of this Agreement, and for a period of three (3) years after the expiration or termination of this Agreement, except as otherwise provided in this Section 22, each Party shall hold in confidence and shall not disclose to any Confidential Information.

     (c) During the term of this Agreement, and for a period of three (3) years after the expiration or termination of this Agreement, each Party shall use at least the same standard of care to protect Confidential Information it receives as that it uses to protect its own Confidential Information from unauthorized disclosure, publication or dissemination.

     (d) If a Governmental Authority with the right, power, and apparent authority to do so requests or requires either Party, by subpoena, oral deposition, interrogatories, requests for production of documents, administrative order, or otherwise, to disclose Confidential Information, that Party shall provide the other Party with prompt notice of such request(s) or requirement(s) so that the other Party may seek an appropriate protective order or waive compliance with the terms of this Agreement. The notifying Party shall have no obligation to oppose or object to any attempt to obtain such production except to the extent requested to do so by the notified Party and at the notified Party's expense. If either Party desires to object or oppose such production, it must do so at its own expense. The disclosing Party may request a protective order to prevent any Confidential Information from being made public. Notwithstanding the absence of a protective order or waiver, the Party may disclose such Confidential Information that, in the opinion of its counsel, the Party is legally compelled to disclose. Each Party will use reasonable effort to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so fumished.

     (e) Each Party may utilize information or documentation furnished by the disclosing Party, subject to Section 22(a), in any proceeding or in an administrative agency or court of competent jurisdiction addressing any dispute arising under this Agreement, subject to a confidentiality agreement with all participants or a protective order.

     (f) The Parties agree that monetary damages by themselves will be inadequate to compensate a Party for the other Party's breach of its obligations under this article. Each Party accordingly agrees that the other Party is entitled to equitable relief, by way of injunction or otherwise, if it breaches or threatens to breach its obligations under this Section 22.

23.  Execution in Counterparts

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original document, but all such counterparts together shall constitute for all purposes one agreement. Signatures hereon sent by facsimile may be treated as original signatures.

24.  Survival

     Any obligations incurred by the Parties under this Agreement to make payments due or remit costs, as agreed to prior to the termination hereof, shall survive the termination of this Agreement, together with any other provision expressly providing for such survival, including but not limited to the obligations under Section 6. In addition, the applicable provisions of this Agreement shall continue in effect after expiration, cancellation or termination hereof to the extent necessary to provide for (a) final billings and billing adjustments, including audit rights and the obligation to retain sufficient records for such purpose, (b) the determination and enforcement of liability and indemnification obligations arising from acts or events that occurred while this Agreement was in effect, including warranty obligations and dispute mechanisms, and (c) the obligations of the Parties to hold in confidence, not disclose and protect Confidential Information.

25.  Effectiveness

     The effectiveness of this Agreement is expressly conditioned on the approval of the West Virginia Public Service Commission and the Securities and Exchange Commission.

     By execution of this Agreement, the Parties agree to be bound by the terms hereof, effective as of the Effective Date hereof.

CONTRACTOR:                        COMPANY:

ALLEGHENY ENERGY                   MOUNTAINEER GAS COMPANY
SERVICE CORPORATION


By ----------------------------    By  --------------------------------
Name --------------------------    Name -------------------------------
Title -------------------------    Title ------------------------------

                                                                       EXHIBIT E

                                   EXHIBIT A
                                       TO
                               SERVICES AGREEMENT

1.0  Rules of Construction; Definitions.

     (a) In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding". Unless otherwise indicated, all references to a particular time are references to New York City time.

     (b) All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles and policies consistently applied.

     (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. The term "including" shall mean "including, without limitation," and the term "include" shall mean "include, without limitation."

     (d) The definitions set forth below shall control for the purposes of the Agreement, and shall have the respective meanings set forth below, unless a different meaning shall be expressly stated in the Agreement:

     "AAA" has the meaning ascribed to such term in Section 20 of the
      ---
Agreement.

     "Affiliates" has the meaning set forth in Rule 12b-2 under the Exchange
      ----------
Act.

     "Applicable Laws" is defined in Section 5(a) of the Agreement.
      ---------------

     "Agreement" means the Services Agreement to which this Exhibit "A" is
      ---------
attached, as more particularly defined in the preamble to the Services
Agreement.

     "Agreement Expiration Date" has the meaning ascribed to such term in
      -------------------------
Section 2 of the Agreement.

     "Acquisition Agreement" is defined in the Recitals of the Agreement.
      ---------------------

     "Annual Services Budget" is defined in Section 3(b) of the Agreement.
      ----------------------

     "Breach" has the meaning ascribed to such term in Section 19(a) of the
      ------
Agreement.

     "Breaching Party" is defined in Section 19(b) of the Agreement.
      ---------------

     "Claim Notice" is defined in Section 6(b) of the Agreement.
      ------------

     "Company Indemnity Matters" is defined in Section 5(d) of the Agreement.
      -------------------------

     "Company" is defined in the preamble of the Agreement.
      -------

     "Company Parties" means Company and its Affiliates, and each officer,
      ---------------
director, employee, agent, legal representative, successor and permitted assign of Company and/or any of its Affiliates.

     "Confidential Information" is defined in Section 22 of the Agreement.
      ------------------------

     "Contract Services" is defined in Section 1.1 of Exhibit "A" to the
      -----------------
Agreement.

     "Contractor" has the meaning ascribed to such term in the preamble to the
      ----------
Agreement.

     "Contractor Indemnity Matters" is defined in Section 5(c) of the Agreement.
      ----------------------------

     "Contractor Parties" means Contractor and its Affiliates, and each officer,
      ------------------
director, employee, agent, legal representative, successor and permitted assign of Contractor and/or any of its Affiliates.

     "Deductible" means, with respect to an insured loss with respect to
      ----------
insurance required to be provided under Section 11, the amount of the insured loss to be borne by the insured Party before reimbursement for the insured loss will be provided by an insurance carrier.

     "Default" has the meaning ascribed to such term in Section 19(b) of the
      -------
Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and
      ------------
the rules and regulations promulgated thereunder.

     "Effective Date" has the meaning ascribed to such term in the preamble to
      --------------
the Agreement.

     "Election Period" is defined in Section 6(b) of the Agreement.
      ---------------

     "Financial Institution" means (i) a depository institution as defined in
      ---------------------
Section 3(c) of the Federal Deposit Insurance Act (12 U.S.C. ss. 1813(c)); or
(ii) any benefit association, insurance company or safe deposit company authorized to conduct business in West Virginia with which the Company currently keeps an account and excluding, in any event, any Affiliates of the Company.

     "Force Majeure" or "Force Majeure Event" means acts of God; strikes,
      -------------      -------------------
lockouts or industrial disputes or disturbances; civil disturbances; arrests and restraints from rulers of people; interruptions by government, administrative agency or court orders other than as a result of a failure to comply with Applicable Laws; acts of the public enemy; wars; riots; blockades; insurrections; inability to secure labor or inability to secure materials, including inability to secure materials by reason of allocations promulgated by authorized governmental agencies; epidemics; landslides; lightening; earthquakes; fire; storms; hurricane s; tornados; floods and washouts and events of a nature analogous to the foregoing which, in each case, are not within the reasonable control of, or the result of the negligence of the claiming Party and which the claiming Party is unable to avoid or cause to be avoided by the exercise of due diligence. Notwithstanding the foregoing, bankruptcy-related decisions or court orders shall not be considered force majeure events.

     "Good Utility Practices" means the level of skill, diligence and care, and
      ----------------------
the standards, practices, methods and procedures, as the same may change from time to time, as are commonly employed by a majority of the public utility companies in the region where the facilities are located, in providing the same or similar services for facilities of a type and size similar to the gas distribution facilities of the Company, which in the exercise of reasonable business judgment and in light of the facts and circumstances known at the time the decision was made, are considered good, safe and prudent practices, provided that Good Utility Practices are not intended to be limited to the optimum standards, practices, methods or procedures to the exclusion of all others, but rather the acceptable standards, practices, methods or procedures generally accepted in the region.

     "Governmental Authority" means a governmental or regulatory authority,
      ----------------------
agency, commission, body or other governmental entity or any foreign, federal, state or local taxing authority.

     "Governmental Requirement" means any requirement, rule or Applicable Law
      ------------------------
of a governmental or regulatory authority, agency, commission, body or other governmental entity, other than the Internal Revenue Service, or any foreign, state or local taxing authority.

     "Gas System" means the following assets owned by Company as of the
      ----------
Effective Date or transferred to Company or its Affiliates under the Acquisition Agreement:
          (i)   the natural gas intrastate pipeline and distribution system;

          (ii) all associated metering and part or all of the billing systems required to operate the Gas System,

          (iii) natural gas exploration and production assets and related gathering and compressor facilities that are part of the West Virginia Gas Distribution System and the Related Assets (as such terms are defined by the Acquisition Agreement).

     "Indemnified Party" is defined in Section 6 of the Agreement.
      -----------------

     "Indemnifying Party" is defined in Section 6 of the Agreement.
      ------------------

     "Interest Rate" is the rate of interest announced by J. P. Morgan Chase
      -------------
Bank, N.A. from time to time as its prime lending rate with the rate of interest, to change when and as said prime lending rate changes.

     "Moody's" means Moody's Investor Service, Inc., or its successor.
      -------

     "Parties" and "Party" are defined in the first paragraph of this Agreement.
      -------       -----

     "Percentage Basis" means, when allocating costs between Company and
      ----------------
Contractor, a percentage to be determined monthly in proportion to the Company and the Contractor's respective monthly usage.

     "Services" is defined in Section 1.1 of Exhibit "A" to the Agreement.
      --------

     "S&P" means Standard & Poor's Ratings Group (a division of McGraw Hill,
      ---
Inc.), or its successor.

     "Suspended Obligations" is defined in Section 8(a) of the Agreement.
      ---------------------

     "Third Party Claim" is defined in Section 6(b) of the Agreement.
      -----------------

     "Third Party Engineer." is defined in Section 20(b) of the Agreement.
      --------------------

     "Transition Services" is defined in Section 1. 1 of Exhibit "A" to the
      -------------------
Agreement.

     Description of Services

1.1  Overview. Services shall be provided for the purpose of assisting
     --------
Company in maintaining the continued commercial operation of the Gas System from the Effective Date through the Agreement Expiration Date. "Services" shall be comprised of the following with the nature and scope of the Services diminishing over time, as applicable, from time to time, as herein provided:

     (a)  "Transition Services":

          (i) Financial Accounting Services, as defined in Section 1.2 of this Exhibit "A"; and

          (ii) Technology Services, as defined in Section 1.3 of this Exhibit "A".

     (b) "Contract Services", which shall mean the Call Center and Billing Services as defined in Section 1.4 of this Exhibit "A".

     The performance of Services shall be the sole responsibility of Contractor through the Agreement Expiration Date, unless any of such Services are earlier terminated under the terms of this Agreement. The performance of the Transition Services shall be the sole responsibility of the Company after the date such Transition Services are no longer covered by the Agreement and the performance of the Contract Services shall be the sole responsibility of the Company after the Agreement Expiration Date. From the Effective Date through the Agreement Expiration Date, Contractor shall work with Company to transfer to Company such information, records and contracts associated with the Gas System as may be required to enable Company to perform the Services, from and after the date that such Services are no longer covered under the scope of the Agreement.

1.2  "Financial Accounting Services" shall be comprised of the following:
      -----------------------------

     (a)  Asset (Plant) Accounting (including depreciation accounting):
          Contractor will provide this service in compliance with all existing state and federal regulatory requirements. Contractor will process asset accounting data using its existing asset accounting systems, procedures, and methodology, without modification. Existing asset accounting systems, procedures, and methodology will dictate:

          (i)    Capital versus maintenance accounting;

          (ii) Capital work order processing (AFUDC rates to be provided by Company);

          (iii)  Calculation of depreciation/depletion expense;

          (iv)   Analysis/unitization of capital work orders;

          (v)    Maintenance of capital ledgers;

          (vi)   Property billing support;

          (vii)  Asset valuation; and

          (viii) Financial reporting schedules.

     (b) Regulated Accounting (including gas net revenue accounting) and Financial Report Preparation:

          (i) Contractor will provide Regulated Accounting services, which will include preparation and processing of manual journal entries related to Company revenues, accounts receivable, and uncollectible accounts expense; gas commodity purchases/storage/ usage; purchased gas clause (PGA) adjustments; operating reserve adjustments; and other routine/non-routine manual journal entries necessary to achieve a thorough monthly accounting close of the Company books.

          (ii) Regulated Accounting will perform high-level oversight to ensure Company books are complete as to recognition of all gas business transactions, historically consistent as to ledger activity, and prepared in accordance with generally accepted accounting principles of the United States of America (GAAP). Regulated Accounting will make estimates that affect the reported amounts of assets, liabilities, revenues, expenses, and any disclosure of contingencies during the transition period consistent with past accepted practices. The existing Contractor PeopleSoft Accounting System will continue to be used.

          (iii) Regulated Accounting will input into PeopleSoft other manual journal entries for Company activity beyond the scope of these noted Financial Accounting Services (such as payroll activity; allocated corporate services expense; integration costs; etc.) as directed by and based on information provided by the Company.

          (iv) Regulated Accounting will provide all manual journal entries input to the Company.

          (v) The monthly accounting close will take place no later than the 10th business day of the succeeding month. At that time, Regulated Accounting will provide a monthly Trial Balance of all ledger accounts. That Trial Balance will also be used to generate monthly, unaudited Income Statements and Balance Sheets in the existing Contractor format. If the Company wishes for an Income Statement and Balance Sheet in a different format, Company will be responsible for converting the supplied Trial Balance into desired format.

          (vi) Company will be responsible for preparation and filing (monthly, quarterly, annually) of regulatory financial reports (FERC, SEC, Note-holders, etc.) and for obtaining external audit of financials, if applicable.

          (vii) Regulated Accounting will ensure FERC reporting financials agree to natural account financials.

     (c) Miscellaneous, Non-Complex Billing: Contractor will provide Miscellaneous, Non-Complex Billing services, which will include preparation and processing of manual invoices issued to external parties related to Company activity including:

          (i)   Customer requested work;

          (ii)  Property damages;

          (iii) Relocations;

          (iv)  Rentals;

          (v)   Contributions in Aid of construction; and

          (vi) Monitoring of aged billed receivables and recognizing potential uncollectibles expense in the ledger. Contractor shall provide copies of all invoices issued on behalf of the Company. The existing Platinum Billing system will continue to be used in this service. The Platinum Billing system interfaces monthly with the PeopleSoft Accounting System.

     (d)  Tax Accounting (for books):

          (i) Contractor will provide income tax accounting journal entries computed and prepared for current and deferred taxes based on information in the Trial Balances provided and based on tax elections, adjustments, asset basis and other necessary information provided by the Tax Compliance provider.

          (ii) Year-end footnote information can be supplied, in compliance with FAS 109 requirements for inclusion in Company's annual financial report, if necessary.

          (iii) Non-income tax journal entries, including non-income tax accruals as necessary, will be provided based on information provided by the Tax Compliance provider and input into the PeopleSoft Accounting System by Tax Accounting.

          (iv) Contractor will not provide tax compliance work effort (filing of tax returns with taxing authorities).

     (e) Disbursements (Accounts Payable) Accounting: Contractor will provide Disbursements (Accounts Payable) (AP) services consistent with existing Contractor practices and procedures. Accounts Payable services will include:

          (i) Processing vendor invoices with accounting provided by the Company;

          (ii)  Distributing payment checks daily twice a week;

          (iii) Providing manual checks on an "as needed" basis Interfacing AP system activity into the PeopleSoft Accounting System;

          (iv)  Passing AP information to an (if requested); and

          (v)   Providing expenditure accrual information.

          Accounts Payable services will not include establishing an Company payment approval process, submission of Form 1099 to vendors, filing of Form 1096 with the IRS, or invoice/documentation imaging.

     (f)  Cash Processing:

          (i) Contractor will provide Cash Processing services, which will include processing and posting of all Company cash receipts, including those related to customer usage billings, manual invoices issued to external parties, and other remittances/ monies received.

          (ii) Cash Processing will, depending on the type of payment and based upon written protocols to be developed by the Parties, either (i) deposit such cash collections daily into the Company's designated bank account or (ii) deposit such cash collections daily into a Contractor bank account for subsequent transfer to the Company's designated bank account within 24 hours, as applicable, except for payments by powerpay and electronic bill pay, in which case such cash collection will be transferred to the Company's designated bank account within 48 hours.

          (iii) The existing Cash Remittance System will continue to be used for this service. This system will interface with the PeopleSoft Accounting System on a monthly basis.

          (iv) Other than detail provided through the ledger interface process, Cash Processing will not prepare any detailed or summarized reports as to cash flows and will not prepare cash flow forecasts and/or budgets.

          (v) Cash Processing services will not include cash management related tasks, which include cash investment and borrowing decisions.

     (g) Operations Accounting (Stores, Work Management, etc.): Contractor will provide operating accounting services, in compliance with all state and federal regulatory requirements. Contractor will process Stores (Materials Management System - MMS) accounting data using its existing accounting systems, procedures, and methodology and will include the following services:

          (i)   Material Management System Reports;

          (ii)  Interfacing MMS transactions to the PeopleSoft Accounting
                System;

          (iii) Reconciling raw transactional files to PeopleSoft natural accounts;

          (iv) Providing operating accounting support to service centers and field personnel; and

          (v)   Maintaining overhead rates used within MMS.

     (h) Vehicle Management Accounting according to existing Contractor programs and processes:

          (i)    Vehicle rate and hour calculations;

          (ii)   Vehicle maintenance accounting;

          (iii) Evaluating/maintaining vehicle/transportation accounts in the ledger;

          (iv) Maintaining the interface between the Vehicle Management system and the PeopleSoft Accounting System;

          (v) Providing accounting support to service centers and field personnel; and

          (vi)   Maintaining vehicle lease documentation/files.

     (i) Work Management Accounting in compliance with all state and federal regulatory requirements. Contractor will process Work Management accounting data using its existing accounting systems, procedures, and methodology, without modification. The Work Management system (STORMS) allows creating, locating, and tracking all work requests from initiation through completion and closing and includes the following steps:

          (i) The initiation phase is used to create new Work Requests in STORMS. A Work Request is created, searched for, and assigned to a specific operator or work queue.

          (ii) The Design phase is used to add CUs (completed units) to the Work Request. CUs are building blocks for a work request. Details used for informing the crew of the work to be done as well as accounting information is derived from the CUs.

          (iii) The Scheduling phase is utilized to schedule crews, employees, and vehicles, to a specific work request. The work request is allocated to a crew or crews in order for the work to be completed.

          (iv) The Reporting phase occurs when the work request is completed. The crew must report certain information pertaining to the completed CU's with the Work Request.

          (v) The final phase of the Work Request cycle is the Closing phase. Closing allows marking a work request as closed with the status 90.

     (j) Benefits Accounting: Contractor will not be responsible for employee Benefits Accounting except to process manual journal entries related to such expense. The information below will be needed to properly account for and recognize employee benefits expense:

          (i) FASB 87 valuation - providing retirement plan expense to be recorded;

          (ii) FASB 106 valuation - providing postretirement benefits expense to be recorded;

          (iii) FASB 112 valuation -providing expense associated with current long-term disability participants (post employment benefits);

          (iv)   Workers compensation reserve amounts for injured employees;

          (v)    General Liability (Injuries and Damages) amounts;

          (vi) Incurred But Not Reported liability amounts for Workers Compensation and for General Liability;

          (vii) Funding valuation to determine future funding requirements of the pension plan; and

          (viii) Funding valuation related to the funded status of the deferred compensation plan for Mountaineer Gas ex-presidents.

     (k) Reliance by Contractor: Contractor will not make critical accounting decisions, perform any budgeting work or comparisons of actual results to budget or perform or contract for any internal or external auditing work, and will rely upon Company authorization and interaction with regard to generation of monthly results.

     (l) Reporting: Contractor will prepare routine, standard accounting reports based upon Contractor's current transaction account key coding. Such reports will not be customized solely to report Company's results. The Financial Accounting Services detailed above do not include any Services for audits, such as testing internal controls, transaction testing, and documentation preparation.

1.3  "Technology Services", shall be comprised of the following:
      -------------------

     (a) "Support Services", means Services to support and assist Company in
          ----------------
          operating and maintaining (i) Contractor's technology systems provided as part of the Transition Services as of the Effective Date and (ii) technology systems acquired from Contractor on the Effective Date (collectively, the "Technology Systems"), in each case including computer programming reasonably required to maintain the normal function of such Technology Systems.

     (b)  "Project Services", means those special Services that Company may
           ----------------
          request after the Effective Date to effect changes and enhancements to the Technology Systems, as well as to transition the Technology Systems to the Company, subject to the following:

          (i) Contractor will provide reasonable consideration to all such changes requested by Company in writing.

          (ii) Contractor will prioritize any Company system change requests against all other internal requests for system changes and enhancements.

          (iii) Reasonable efforts will be made to meet timelines to which Contractor agrees.

          (iv) Contractor reserves the right to reject any Company system change request that adversely effects the ability of said system to provide the primary system function to other users, including Contractor and its Affiliates.

     (c) The scope of "Support Services" and "Project Services" includes equipment, materials, and services necessary to operate the Technology Systems until the earlier of (i) the date that Company establishes the ability to independently operate such systems, or
          (ii) the Agreement Expiration Date. This includes the following services:

          (i) Support Center - central help desk for providing end-user technology support and problem resolution,

          (ii) Hardware - workstation, server, printer, and network equipment and associated support,

          (iii) Contracts - administration of technology contracts and licenses and assistance transferring contracts and licenses to Company where applicable,

          (iv)   Application systems, provided that:

                 (1) For application systems that do not transfer to the Company, Support Services and Project Services include ongoing support as well as assistance mapping the data in Contractor's applications with data required by Company's applications and creating data extractions in a mutually agreeable format,

                 (2) For application systems that transfer to the Company, Support Services and Project Services include providing assistance by application support personnel and assistance transferring application systems to Company,

          (v) Access to and support of Contractor's connection to the internet,

          (vi) Reasonable security protection from unauthorized use and associated support,

          (vii) Support of local and wide area networks and assistance separating from Contractor's network,

          (viii) Support of voice telecommunications systems and equipment, removal of tie lines, and assistance transferring contracts and billing for services, cell phones, pagers, and the like to Company,

          (ix) Support for radio systems and equipment, assistance separating from Contractor's radio system, and assistance transferring Federal Communications Commission radio licenses to Company.

     (d) Company will establish the technology necessary to connect with Contractor's Technology Systems and to comply with Contractor's security policies, including but not limited to networks, application systems, radio system, and telecommunication systems, as well as procuring and implementing hardware and software necessary to operate independently from Contractor.

     (e) Within 90 days after the Effective Date, Company shall provide Contractor with a detailed project plan for the conversion of the application systems, data, services, telecommunications, and other information technology from Contractor to Company.

1.4  "Call Center and Billing Services", shall be comprised of the following:
      --------------------------------

     (a)  Telephone Communication:
          -----------------------

          (i) Company will use reasonable efforts to obtain a separate, toll-free telephone number, billed directly to Company. If, notwithstanding such reasonable efforts, Company does not ob-tain such number before the Effective Date and requests Con-tractor in writing to supply one of Contractor's existing toll-free numbers to Company, then the Contractor may, in its sole discretion, provide such number, subject to long distance carrier rules and Contractor's existing agreements. If such number is owned by Contractor,

                 Contractor will use reasonable efforts to transfer such number to Company.

          (ii) Other telephone services such as local phone service, voice mail, fax, maintenance, will be provided by the facility in Fairmont (the "Call Center" existing Contractor systems and resources as they pertain to the call center only.

          (iii)  Contractor will arrange for a separate Interactive
                 Voice Response System ("IVR") application to identify the Company and provide automation, messaging and call routing. The number of Contractor's IVR ports made available for Company's use will be at the discretion of Contractor and subject to existing resource availability. If the Company requests and Contractor agrees to make changes that create the need for more ports, Company shall pay for such additional ports on a cost-plus basis.

          (iv) Contractor will initially provide sufficient redundancy of IVR ports to provide a reasonably high degree of port availability.

          (v) Outbound trunks and volumetric charges will be shared with Contractor and other users with cost allocation calculated on a Percentage Basis. The Company will bear 100% of the additional costs from any separated outbound trunks.

          (vi) Telephone, fax and network communications to the service centers from the Call Center will require telecommunications infrastructure which must be provided by the Company.

          (vii) If requested by Company, call overflow arrangements may be made where peak call volumes may be permitted to overflow between gas and electric. Cost allocation will be made based on the number and duration of calls handled plus any cost related to additional training.

          (viii) Company acknowledges and agrees that if Company and Contractor share capacity on the inbound T1 trunk then during certain times of the year inbound availability for Company could be limited due to a widespread electricity outage, causing an abnormally high volume of calls related to the electric outage. If requested by Company, Contractor will provide a separate, dedicated inbound line at Company's cost (on a cost-plus basis).

     (b)  Call Center Reporting:
          ---------------------

          (i) Contractor will provide standard Call Center reports to Company with similar format and detail as currently provided, including Standard CSR and telephone performance reports and reports related to collections, billing, field collections and meter reading activities.

          (ii) Costs for Telephone system/ACD/CTI/standard reports will be allocated to Company on a Percentage Basis.

          (iii) Contractor will not provide real time access to call queue information. If requested, Contractor agrees to use reasonable efforts to make the changes necessary to provide real time access at Company's expense.

     (c)  Staffing/Training:
          -----------------

          (i) Contractor will create a separate team of Call Center employees to answer the phones for Company at the Call Center. This team will consist of approximately 30-34 Call Center employees, 2 lead Call Center employees, and 1 or 2 managers. Contractor may provide services with a team of "dual" trained employees (i.e., qualified responders on both gas and electric business lines), if Contractor believes that the use of such a team is more cost efficient or will entail less employee upheaval.

          (ii) Calls will be randomly recorded and reviewed to assure quality. Company may review samples of recorded calls at the Call Center.

          (iii) Costs for Call Center employee hiring, training, supervision, coaching, developing, and other activities will be allocated by employee count or actual cost depending on the hiring initiative.

          (iv) Standard Operating Procedures ("SOP") for gas and electric are currently integrated. Contractor will pay for costs relating to creating an electric-only SOP and Company will pay for costs relating to a gas-only SOP. On or before the Effective Date, Contractor will furnish to Company an initial draft of SOP at Contractor's cost. Company will bear the costs of future modifications/revisions to gas SOP.

          (v) Only Company's authorized Call Center personnel may use the Contractor's office space, cafeteria, workstations, PCs, servers, data storage.

          (vi) Contractor will schedule the employee shifts based on call history. Company acknowledges that some systems may be unavailable during certain hours of the evening for night processing.

          (vii) Contractor will manage the staffing, vacation requests and similar functions for all Call Center employees.

          (viii) Gas Call Center employees will follow the same rules and guidelines as the electric Call Center employees.

          (xi) Company will pay for costs to replace and train gas call-center employees needed due to turnover.

          (x) Gas Call Center employees on the Effective Date will be eligible for promotions to other positions with Contractor and its Affiliates. Subsequent gas Call Center employees will be eligible for promotions with Contractor and its Affiliates only after 12 months of service.

     (d)  Call Center Technologies:
          ------------------------

          (i) Several systems used by the Call Center for Company may accrue license fees which will be billed to Company, including but not limited to Imaging, QUEST (Mitem component), and TACS Cold.

          (ii) If license agreements limit the use by Company of forms used and archived by Contractor, alternate arrangements must be made at the Company's expense.

     (e)  Billing and Collections:
          -----------------------

          (i)    Contractor will print and mail bills.

          (ii) Contractor will review and process bill exceptions, returned mail, white mail, and other customer correspondence

          (iii) Contractor will enter and process meter dial cards for customer supplied readings

          (iv) Company is responsible for investigating and resolving no-access problems, which prevent regular meter readings.

          (v) If requested in writing, Contractor will contract with a credit service to perform positive ID and credit screening for Company's customers.

          (vi) If requested in writing, Contractor will purchase billing and other print forms for use in rendering bills and other correspondence. Company may provide to Contractor such forms if it meets the technical specifications for processing by Contractor's existing equipment and postal service requirements.

          (vii) If requested in writing Contractor will provide payment-processing services. If the Company elects to provide their own payment-processing network, Company would be responsible for costs to interface the payments received with Contractor's customer information system ("CIS") for updating billing data.

          (viii) Company, with assistance from Contractor (as Company may request), will arrange for PowerPay, Check-by-phone, credit card, and debit card payment system to be revised for payments by customers of the Company, at Company's expense.

          (ix) Company acknowledges and agrees that it must contract with any businesses or agencies within the service territory which Company would authorize to accept payment by Company's customers.

          (x) All Call Center work related to field collections is outside the scope of the Agreement and Call Center employees shall forward any work orders related to collections including field contacts for notice delivery and shut-offs, directly to Company.

          (xi) Contractor will make outbound collections calls but the Company would be responsible for timely field collections.

          (xii) Contractor will incorporate and test any rate and billing changes into CIS.

          (xiii) Contractor will do bill inserts (i.e., special notices, messages and similar inserts) as requested by the Company to the extent Contractor is able to accommodate such requests, in Contractor's sole discretion. Company is responsible for the form and content of any such bill inserts. Company shall request additional services related to bill insert not less than twenty (20) days in advance of the scheduled posting date, and to the extent Contractor agrees to do such bill inserts, Contractor will coordinate printing of inserts or Company could supply, at their option based on size, shape and form limits. Any extra postage will be paid by Company.

          (xiv) Contractor will make bill and form changes to reflect the company's new name, all as Company may reasonably request.

          (xv) Company shall be responsible to make all communications reasonably necessary to notify customers of the ownership change.

          (xvi) Company will operate the gas 'specialty billing' system (Onesys) for the large gas accounts and gas transportation accounts.

     (f)  Call Center - General:
          ---------------------

          (i) Company will determine and communicate the West Virginia Public Service Commission ("PSC") rules interpretations, changes that require changes in the Call Center's processes.

          (ii) Company will handle all PSC communications including communications regarding complaints, hearings and other PSC matters.

          (iii) Company will be responsible for performing any external customer satisfaction surveys for customer satisfaction relating to the Call Center.

     (g) Following are the Call Center systems which Contractor will provide if requested in writing by the Company:

          (i)    Call Center Technology Infrastructure:

                 (1)  Computers/network/servers/SAN;

                 (2)  Phones;

                 (3)  Data backup;

                 (4)  Business continuance; and

                 (5)  System Security.

          (ii)   Call Center Support Systems:

                 (1)  Interactive Voice Response;

                 (2)  Predictive Dialer;

                 (3)  Computer Telephony Integration (CTI);

                 (4)  Envision call observation system;

                 (5)  Aspect workforce management;

                 (6)  Signboard Application;

                 (7)  PBX;

                 (8)  ACD/MTE;

                 (9)  Robohelp;

                 (10) Infosource;

                 (11) Jetforms; and

                 (12) Rightfax.

          (iii)  Credit and Collection:

                 (1)  Customer Collection system

          (iv)   Customer Relationship Management:

                 (1)  TASC cold;

                 (2)  QUEST;

                 (3)  Contact Management System;

                 (4)  Mitem;

                 (5)  Imaging; and

                 (6)  (QUEST) Credit Bureau Interface.

          (v)    Back Office support:

                 (1)  Account Transaction Order system; and

                 (2)  Bill Calculation Error System

          (vi)   Billing Parameters:

                 (1)  Rate Entry System; and

                 (2)  Tax Entry System

          (vii)  Bill Production and distribution:

                 (1)  CSF/mailing software;

                 (2)  Mailers Choice;

                 (3)  Finalist; and

                 (4)  Insert Scheduling System.

          (viii) CIS Billing:

                 (1)  Reject System;

                 (2)  Online CIS System; and

                 (3)  Batch CIS System.

          (ix)   Electronic Payment Solutions:

                 (1)  Power Pay.

          (x)    Meter Reading:

                 (1)  Meter Reading Entry Application.

     (h)  Following are Systems which Contractor will not provide to Company:

          (i)    Marketing Systems:

                 (1)  Avenue;

                 (2)  ACT;

                 (3)  Marketing Data Warehouse; and

                 (4)  Allegheny Home Advantage.

          (ii)   Web based customer service pages:

                 (1)  CIS Account inforination;

                 (2)  Product and Services applications; and

                 (3)  CIS data entry (eg. Meter readings etc).

          (iii)  Commodity Managements:

                 (1)  Load Forecasting; and

                 (2)  Lodestar Load Profile Scheduling and Settlement System.

          (iv)   Meter Reading Systems:

                 (1)  Automated meter reading systems;

                 (2)  FieldNet; and

                 (3)  MV90 Translator.

          (v)    Service/Emergency and dispatching Systems:

                 (1)  STORMS Work Management System (WMS); and

                 (2)  Outage Management System (OMS).

          (vi)   Third Party Relationship Systems:

                 (1)  Generation Suppliers.

          (vii)  Meter Inventory and Testing:

                 (1)  Electric Meter Test System (MTS).

          (viii) Electronic Payment Solutions:

                 (1)  Easy Pay Electronic bill Payment and Presentment.

          (ix)   Complex and Specialty billing:

                 (1)  Lodestar/billing Expert; and

                 (2)  Bill Recalculation/Refund system.

          (x)    Financial and Accounting Systems (CIS interfaced):

                 (1)  FIRST;

                 (2)  Accounts Payable;

                 (3)  Energy Transaction Accounting; and

                 (4)  Lodestar Revenue Forecasting/Rate analysis.

          (xi)   Universal Service Management:

                 (1)  Low Income Usage Reduction Program System (LIURP);

                 (2)  CARES;

                 (3)  Universal Services (USS); and

                 (4)  Energy Assistance Agencies system.

                                   EXHIBIT B
                                       TO
                               SERVICES AGREEMENT

                              PRICING OF SERVICES

1.0 Cost for Services shall include direct labor and material costs adjusted with loadings for paid absence, incentive compensation, enployee benefits, payroll taxes, training, garage, supervision and clerical support, general administration (including corporate overhead not to exceed 10% of direct labor and material costs), buildings, systems, software and equipment. Allocation will be based on historical cost data to the extent the staffing and services are the same, and, as applicable, standard Contractor allocation procedures will continue for activity provided across both gas and non-gas operations.

2.0 Contractor shall have the right at all times to pay directly to any subcontractor of Contractor all amounts due such subcontractor for work, services or supplies provided by such subcontractor on behalf of Contractor under this Agreement and include such payments in the costs.

3.0 To the extent that Company requests and Contractor agrees at its sole discretion to perform any services not included in the original scope of the Services in this Exhibit "A", then the Parties agree to amend the Agreement to include such services as part of the Services, and unless otherwise agreed by the Parties in such amendment to the Agreement, such services shall be performed on a cost plus basis as provided herein. Notwithstanding anything in this Agreement or any Annual Services Budget to the contrary, Company may direct Contractor to cease performing any Transition Services included in this Exhibit "A" at any time upon thirty (30) days prior written notice and, upon the delivery of such a direction, Company shall have no further liability for Contractor's costs or fees associated with the performance of such Transition Services.

4.0 The pricing of the Contract Services being provided under the terms of this Agreement shall be subject to escalation on January 1 of each calendar year, and the Parties agree that such escalation shall be fixed in the amount of three percent (3%). Accordingly, on January 1, 2005, and on each January 1 thereafter occurring during the term of this Agreement, the prices or rates for all Contract Services shall be escalated by 3%, and each budget for Contract Services in an Annual Services Budget shall be deemed automatically increased by 3%, as of the first day of January of each calendar year during the term of this Agreement.

                                   EXHIBIT C
                                       TO
                               SERVICES AGREEMENT

                         INITIAL ANNUAL SERVICES BUDGET

                                   EXHIBIT C

------------------------------------------------------------------------------------------------------
CONTRACT SERVICES (aka Evergreen)                                  Annual Charge     One Time Charges
------------------------------------------------------------------------------------------------------
Actual 2003 gas costs from FERC Form 2
------------------------------------------------------------------------------------------------------
  Billing and Bill Processing                                         $2,215,400
------------------------------------------------------------------------------------------------------
  Call Center Services                                                $2,563,000
------------------------------------------------------------------------------------------------------
Modifications to systems where we are providing services
------------------------------------------------------------------------------------------------------
  Relicensing necessary to continue to provide service                        $0        $     100,000
------------------------------------------------------------------------------------------------------
  Labor costs to modify systems to continue to provide service                $0        $      32,450
------------------------------------------------------------------------------------------------------
SUBTOTAL                                                              $4,778,400
------------------------------------------------------------------------------------------------------

TRANSITION SERVICES (Financial Reporting, IT Support)
------------------------------------------------------------------------------------------------------
Actual 2003 gas costs from FERC Form 2
------------------------------------------------------------------------------------------------------
  Financial Reporting                                                 $1,036,110
------------------------------------------------------------------------------------------------------
  IT, Technology
------------------------------------------------------------------------------------------------------
    Support                                                           $2,555,440
------------------------------------------------------------------------------------------------------
    Projects                                                                  $0
------------------------------------------------------------------------------------------------------
Modifications to systems where we are providing services
------------------------------------------------------------------------------------------------------
  Relicensing necessary to continue to provide service                        $0        $     160,000
------------------------------------------------------------------------------------------------------
  Labor costs to modify systems to continue to provide service                $0        $      77,220
------------------------------------------------------------------------------------------------------
SUBTOTAL                                                              $3,591,550        $     369,670
------------------------------------------------------------------------------------------------------

TOTAL Monthly Budget                                                  $8,369,950
------------------------------------------------------------------------------------------------------
TOTAL FIRST YEAR BUDGET                                                                 $8,739,620.00
------------------------------------------------------------------------------------------------------


Assumes Company is prepared to provide all services not requested of Contractor by Day One


For additional work per Section 3 (d) (i, ii, and iii) will be based on the rates below.
Estimated hourly rates for services beyond scope Charges will be actual with an overhead.
  Sr. IT                                                $63.25
  Entry IT                                              $48.33
  Acct. Prof                                            $55.58
  Acct. Technician                                      $38.66
  Customer Service Rep                                  $25.77
  Customer Service Prof./Mgr                            $48.33

The below services are included in the above budget.


CONTRACT SERVICES
------------------------------------------------------------------------------------------------------
Basic transfer of data and systems at end of transition support     N/A          285 Hours
------------------------------------------------------------------------------------------------------
  Anticipated costs above basic transfer                            N/A                  $     99,302
------------------------------------------------------------------------------------------------------

TRANSITION SERVICES
------------------------------------------------------------------------------------------------------
Basic transfer of data & systems at end of transition support       473 Hours
------------------------------------------------------------------------------------------------------
  Anticipated costs above basic transfer                                $111,734 N/A
------------------------------------------------------------------------------------------------------

TRANSFER OF PURCHASED SYSTEMS (including data)
------------------------------------------------------------------------------------------------------
Basic transfer of data and systems                                  120 Hours    N/A
------------------------------------------------------------------------------------------------------
  Anticipated costs above basic transfer                                $ 72,450 N/A
------------------------------------------------------------------------------------------------------
